Exhibit 99.1
Proterra Announces Chris Bailey as President of Proterra Powered & Energy
BURLINGAME, Calif. – Proterra Inc (NASDAQ: PTRA), a leading innovator in commercial vehicle electrification technology, today announced the appointment of Chris Bailey as president of its Proterra Powered and Energy business units.
Previously Senior Vice President of Proterra Energy, Chris will now lead Proterra’s growing business as a provider of its electric vehicle technology to commercial vehicle manufacturers and charging infrastructure solutions for heavy-duty electric fleets. Chris succeeds Gareth Joyce, whose promotion to President of Proterra was announced in September.
“Chris is an experienced and skilled business development executive with a strong track record of bringing innovative technologies to market, including our Proterra Energy charging and infrastructure solutions,” said Gareth Joyce, President of Proterra. “Under Chris’s leadership, we look forward to building on Proterra Powered & Energy’s strong foundation as we help commercial vehicle manufacturers and fleet operators electrify their vehicles.”
“I’m excited to step into this role at an exciting and important moment for Proterra Powered & Energy. More commercial vehicle manufacturers and fleet operators are choosing Proterra’s industry-leading technology to help power the switch to electrification. I look forward to working with our Powered & Energy teams as well as our partners and customers to help advance the important work of electrifying commercial vehicles and heavy-duty equipment,” said Chris Bailey, President of Proterra Powered & Energy.
Prior to joining Proterra, Chris spent 17 years at Hubbell Incorporated where he most recently served as Vice President of Product Innovation and Technology Strategy. Chris has multiple patents granted and pending in the fields of mechanical, electronics, optical and human-machine interface design. Chris holds a bachelor's degree in Integrated Studies, with an emphasis in Computer Science & Business Administration from Middle Tennessee State University.
Proterra Powered leverages Proterra’s electric vehicle technology and expertise to help commercial vehicle manufacturers electrify their vehicles. Designed and manufactured in the U.S., Proterra battery packs leverage industry-leading energy density and a customizable design to fit within a variety of vehicles. Proterra’s best-in-class battery systems have been proven in more than 20 million service miles driven by Proterra transit vehicles and selected by world-class commercial vehicle manufacturers to power delivery trucks, electric school buses, coach buses, low-floor cutaway shuttle buses, and construction equipment.
Proterra Energy offers a turn-key approach to delivering the complete energy ecosystem for heavy-duty electric fleets including charging infrastructure design, build, financing, operations, maintenance and energy optimization.

About Proterra
Proterra Inc (NASDAQ: PTRA) is a leader in the design and manufacture of zero-emission electric transit vehicles, EV technology solutions for commercial applications, and fleet charging solutions. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered, and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles.

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